UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

Interpace Diagnostics Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(844) 405-9655

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2016, Nat Krishnamurti tendered his resignation as the Chief Financial Officer, Secretary and Treasurer of Interpace Diagnostics Group, Inc. (the “Company”), such resignation to be effective on September 2, 2016. Mr. Krishnamurti will assist in the transition of the Chief Financial Officer role until his departure from the Company and as needed in the future. Mr. Krishnamurti’s departure is not due to a dispute or disagreement with the Company. The Company intends to commence a search for a new Chief Financial Officer.

In light of Mr. Krishnamurti’s departure from the Company, on August 29, 2016, the Company engaged James Early as a consultant to serve as interim chief financial officer. Mr. Early, age 62, previously served as the Interim and subsequently permanent Chief Financial Officer of AbGenomics International Inc., a clinical stage drug development company with a product pipeline in immunology and oncology, from September 2015 to July 2016. Mr. Early also previously served as the Chief Financial Officer of Zebec Therapeutics, LLC from October 2014 to September 2015. In addition, Mr. Early has provided interim chief financial officer and business development services for pharmaceutical, life science and other similar companies as a sole proprietor from August 2009 to December 2013 and through Early Financial Consulting, LLC from January 2014 to the present. Mr. Early is a Certified Public Accountant and has an MBA in Finance and Accounting.

There are no arrangements or understandings between Mr. Early and any other persons pursuant to which he was selected. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there is no family relationship between Mr. Early and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer that would require disclosure pursuant to Item 401(d) of Regulation S-K.

Mr. Early will be paid a base hourly rate of $190 per hour.

signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

Date: September 2, 2016	By: /s/ Jack E. Stover Name: Jack E. Stover Title: President and Chief Executive Officer